Consent of Independent Accountants


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated January 24, 2000, relating to the financial statements and financial highlights of Rochester Fund Municipals, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors" in such Registration Statement.


PricewaterhouseCoopers LLP

Denver, Colorado
April 26, 2000